Exhibit 5.1

JPMorgan Chase Tower 600 Travis Suite 2800 Houston, TX 77002 Telephone: 713-226-1200 Fax: 713-223-3717 www.lockelord.com

January 11, 2023

Nutex Health Inc.

6030 S. Rice Ave, Suite C

Houston, Texas 77081

Ladies and Gentlemen:

We have acted as special counsel to Nutex Health Inc., a Delaware corporation (the “Company”), in connection with the Registration Statement on Form S-3 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) for purposes of registering under the Securities Act of 1933 (the “Act”) the resale of 57,471,264 shares of the Company’s common stock, $0.001 par value per share, of which (i) 1,356,318 shares (the “Commitment Shares”) have been issued to Lincoln Park Capital Fund, LLC (the “Investor”) and (ii) 56,114,946 shares (the “Purchase Shares”) of the additional shares of Common Stock reserved for issuance pursuant to a purchase agreement between the Company and the Investor, dated as of November 14, 2022 (the “Purchase Agreement”).

We do not express any opinion with respect to the laws of any jurisdiction other than the General Corporation Law of the State of Delaware (the “DGCL”).

We have reviewed and are familiar with such corporate proceedings and other matters as we have considered relevant or necessary for the opinions expressed in this letter. Based on the foregoing, we are of the opinion that: (i) the Commitment Shares are duly authorized and validly issued and are fully paid and non-assessable; and (ii) the Purchase Shares have been duly authorized and, when issued and delivered by the Company in the manner described in the Registration Statement and the Prospectus and in accordance with the resolutions adopted by the Board of Directors of the Company, will be validly issued, fully paid and non-assessable.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus. We also hereby consent to the filing of this opinion with the Commission as an exhibit to the Company’s Registration Statement being filed on the date hereof. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations.

Very truly yours,

/s/ Locke Lord LLP